AMENDMENT DATED AUGUST 31, 2010

TO THE

AMENDED AND RESTATED

BY-LAWS OF

JOHN HANCOCK BOND TRUST

JOHN HANCOCK CALIFORNIA TAX-FREE INCOME FUND

JOHN HANCOCK CAPITAL SERIES

JOHN HANCOCK CURRENT INTEREST

JOHN HANCOCK INVESTMENT TRUST

JOHN HANCOCK INVESTMENT TRUST II

JOHN HANCOCK INVESTMENT TRUST III

JOHN HANCOCK MUNICIPAL SECURITIES TRUST

JOHN HANCOCK SERIES TRUST

JOHN HANCOCK SOVEREIGN BOND FUND

JOHN HANCOCK STRATEGIC SERIES

JOHN HANCOCK TAX-EXEMPT SERIES FUND

EACH DATED MARCH 8, 2005 AS AMENDED

AND

AMENDED AND RESTATED

BY-LAWS OF

JOHN HANCOCK FUNDS III

DATED JUNE 9, 2005 AS AMENDED

Section 4.3 is hereby amended to read as follows in its entirety:

Section 4.3       Retirement Age.   The retirement age for Trustees shall be seventy three and therefore each Trustee shall retire from service on December 31 of the year in which he or she reaches his or her seventy-third birthday.